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                                                                      EXHIBIT 11

                   PONDER  INDUSTRIES, INC., AND SUBSIDIARIES


                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                    (In Thousands, Except Share Information)

                                                                    Three Months Ended                  Six Months Ended
                                                                        February 28                         February 28
                                                              -----------------------------        ----------------------------
                                                                   1999            1998                1999            1998
                                                              ------------     ------------        ------------    ------------

COMPUTATION OF BASIC LOSS PER SHARE:
    Net loss                                                  $     (1,568)    $       (961)       $     (2,528)   $     (1,385)
                                                              ============     ============        ============    ============
WEIGHTED AVERAGE NUMBER OF SHARES OF
    COMMON STOCK OUTSTANDING                                     9,324,395        6,509,883           9,298,604       6,116,923
                                                              ============     ============        ============    ============
BASIC LOSS PER COMMON SHARE                                   $       (.17)    $       (.15)       $       (.27)   $       (.23)
                                                              ============     ============        ============    ============
COMPUTATION OF DILUTED LOSS PER SHARE:
    Net loss                                                  $     (1,568)    $       (961)       $     (2,528)   $     (1,385)
    Interest and debt issue cost amortization expense not
      incurred upon assumed conversion of Senior Notes
      (1998)                                                            --               32                  --              48
                                                              ------------     ------------        ------------    ------------
    Net loss applicable to common stockholders used for
      computation                                             $     (1,568)    $       (929)       $     (2,528)   $     (1,337)
                                                              ============     ============        ============    ============
Weighted average number of shares of common stock
   outstanding                                                   9,324,395        6,509,883           9,298,604       6,116,923
Weighted average incremental shares outstanding upon assumed
   conversion of options and warrants                                   --          778,751                  --         573,712
Weighted average incremental shares outstanding upon assumed
   conversion of Senior Notes (1998)                                    --          417,778                  --         340,332
                                                              ------------     ------------        ------------    ------------
WEIGHTED AVERAGE COMMON SHARES AND
   COMMON SHARE EQUIVALENTS USED FOR
   COMPUTATION                                                   9,324,395        7,706,412           9,298,604       7,030,967
                                                              ============     ============        ============    ============
DILUTED LOSS PER COMMON SHARE AND
   COMMON SHARE EQUIVALENT                                    $       (.17)    $       (.12)(a)          $(.27)    $       (.19)(a)
                                                              ============     ============        ============    ============



(a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.